Exhibit 99.1

Agricon Global Corporation                                                                                       NEWS RELEASE
922 Chappel Valley Loop
Lehi, Utah 84043                                                                                                            For Immediate Release, August 28, 2014

Agricon Global Corporation Announces the sale of 9,428,571 shares of its Common Stock

Lehi, Utah, August 27, 2014—Agricon Global Corporation (Agricon), (OTCQB: AGRC), announced today the sale of 9,428,571 shares of its common stock for $50,000.

The Company completed a private placement of shares of its common stock to World Wide Investment Fund Ltd., a company controlled by Mr. Brian Mertz, a resident of Denmark.  World Wide Investment Fund Ltd. was also granted a 45 day exclusive option to acquire an additional 56,571,429 shares of common stock at a purchase price of $300,000.

The Company’s authorized to issue 100,000,000 shares. Prior to the private placement the Company had 32,660,002 shares issued and outstanding. Following the private placement World Wide Investment Fund Ltd. will own 22.4% of the then 42,088,573 issued and outstanding shares.  If World Wide Investment Fund Ltd. exercises its option it will own 66,000,000 of the then 98,660,002 issued and outstanding shares or 66.9% of the Company’s outstanding shares.

The Company previously announced the sale of its only operating subsidiary which was domiciled in Ghana. The Company was in need of capital to continue as a going concern. Bob Bench, President said: “This infusion of capital will allow the Company to move forward to find acquisitions and/or merger opportunities, which the Company has not identified at this time.”

About Agricon Global Corporation
Agricon is a smaller reporting public company that has most recently focused on acquiring land for agricultural operations in Ghana West Africa. The Company will no longer pursue that strategy and will prepare to look for other opportunities that will preserve and increase its present value.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@agriconglobal.com
bbench@agriconglobal.com